Exhibit 99.1

Badger Meter Appoints Henry F. Brooks to Board of Directors

MILWAUKEE--(BUSINESS WIRE)--August 23, 2021--Badger Meter, Inc. (NYSE:BMI) today announced that Henry F. Brooks, President – Power & Controls, Collins Aerospace of Raytheon Technologies Corporation (NYSE:RTX) has been appointed to its Board of Directors. The appointment of Mr. Brooks increases the size of the Board to nine members.

Mr. Brooks assumed his current role within Collins Aerospace, overseeing a multi-billion dollar revenue division of Raytheon Technologies that includes 35 sites and over 8,000 employees, in 2020. During his 30-year career, which spans roles of increasing responsibility at United Technologies Corporation, Collins Aerospace and Raytheon Technologies, among others, Mr. Brooks gained experience in the aerospace, defense and industrial sectors having held numerous leadership positions in engineering, operations and business unit management. He brings expertise in long-term strategic product and software development planning, building customer alliances, operating global locations, M&A execution, talent development, and cybersecurity, among others. Mr. Brooks holds a Bachelor of Science degree in Engineering Technology from the Milwaukee School of Engineering (MSOE) and an MBA from Northeastern University. He is a lifetime member of the National Society of Black Engineers serving on its Executive Leadership Council. He also serves on the Board of Directors for the General Aviation Manufacturers Association (GAMA).

“Henry brings deep knowledge and experience as it relates to engineering, new product and software development, and global business operations given his wide-ranging roles and responsibilities. These skills will be especially valuable to the Board and management team as we continue to innovate our smart water solutions and expand globally,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer of Badger Meter.

About Badger Meter

With more than a century of water technology innovation, Badger Meter is a global provider of industry leading water solutions encompassing flow measurement, quality and other system parameters. These offerings provide our customers with the data and analytics essential to optimize their operations and contribute to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

Contacts

Karen Bauer at (414) 371-7276
kbauer@badgermeter.com